Exhibit 4.2

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of October 30, 2024, by and among EVOMMUNE, INC., a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor” and collectively as the “Investors”.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series Seed Preferred Stock, par value $0.0001 per share (the “Series Seed Preferred Stock”), the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) the Company’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) and/or shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), and possess registration rights, information rights, rights of first offer and other rights pursuant to that certain Second Amended and Restated Investors’ Rights Agreement dated as of March 28, 2023 by and among the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company, and the Investors (as such term is defined in the Prior Agreement) holding at least 60% of the outstanding Registrable Securities (as such term is defined in the Prior Agreement);

WHEREAS, the Existing Investors as holders of at least 60% of the outstanding Registrable Securities (as such term is defined in the Prior Agreement) of the Company desire to amend and restate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith by and among the Company and certain of the Investors (the “Series C Agreement”), which provides that as a condition to the closing of the sale of the Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock” and collectively with the Series Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, the “Preferred Stock”), this Agreement must be executed and delivered by such Investors, Existing Investors holding at least 60% of the outstanding Registrable Securities (as such term is defined in the Prior Agreement) of the Company and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and the Existing Investors hereby agree that the Prior Agreement shall be amended and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1. DEFINITIONS. For purposes of this Agreement:

(a) The term “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(b) The term “Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(c) The term “Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.

(d) The term “Andera” means BioDiscovery 6 FPCI, a French fonds professionnel de capital investissement.

(e) The term “Board” means the Company’s Board of Directors, as constituted from time to time.

(f) The term “Defaulting Investor” has the meaning set forth in the Series C Agreement.

(g) The term “Excluded Registration” means (i) a registration relating solely to the sale of securities of participants in a Company stock plan, (ii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(h) The term “Expiration Date” has the meaning set forth in the Restated Certificate.

(i) The term “Family Member” means a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

(j) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(k) The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

(l) The term “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.10 of this Agreement.

(m) The term “Initial Offering” means the Company’s first Offering.

(n) The term “LSP” means LSP 7 Coöperatief UA.

(o) The term “Offering” means the Company’s firm commitment underwritten public offering of its Common Stock or other equity securities to the public under the Act.

(p) The term “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(q) The term “Preferred Directors” shall mean the Preferred Directors, as such term is defined in the Restated Certificate.

(r) The term “RA Capital” means RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund III, L.P.

(s) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(t) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock (excluding any Common Stock issued upon conversion of the Preferred Stock pursuant to the Special Mandatory Conversion (as defined in the Restated Certificate)) and (ii) any Common Stock issued as (or issuable upon the conversion and/or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which his rights under Section 2 of this Agreement are not assigned. In addition, the number of shares of Registrable Securities outstanding shall equal the aggregate of the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(u) The term “Requisite Holders” has the meaning set forth in the Restated Certificate.

(v) The term “Restated Certificate” shall mean the Company’s Restated Certificate of Incorporation, as amended and/or restated from time to time.

(w) The term “Restricted Securities” shall mean the securities of the Company required to be notated with the legend set forth in Subsection 2.13(b) hereof.

(x) The term “RTW” shall mean RTW Biotech Opportunities Operating LTD.

(y) The term “Rule 144” shall mean Rule 144 under the Act.

(z) The term “Rule 144(b)(1)(i)” shall mean subsection (b)(1)(i) of Rule 144 under the Act as it applies to Persons who have held shares for more than one (1) year.

(aa) The term “Rule 405” shall mean Rule 405 under the Act.

(bb) The term “SEC” shall mean the Securities and Exchange Commission.

(cc) The term “Second Tranche Closing” has the meaning set forth in the Series C Agreement.

(dd) The term “Second Tranche Shares” has the meaning set forth in the Series C Agreement.

(ee) The term “Sectoral” means New Emerging Medical Opportunities Fund V SCSP.

(ff) The term “Series B New Investors” means RTW and any institutional and/or venture capital investor who (i) purchased shares of Series B Preferred Stock pursuant to Section 1.3 of the Series B Preferred Stock Purchase Agreement, dated March 28, 2023, by and among the Company and the other parties thereto (as amended) and (ii) did not own shares of Preferred Stock prior to such purchase, as determined by the Board.

(gg) The term “Series C Major Investors” means RA Capital, Sectoral, and other institutional and/or venture capital investor who, together with its Affiliates, holds at least 5,017,152 shares of Series C Preferred Stock (other than Existing Investors holding shares of Series Seed Preferred Stock, Series A Preferred Stock, and/or Series B Preferred Stock as of the date of this Agreement). The number of Second Tranche Shares an Investor is committed to purchase pursuant to the Series C Agreement shall be deemed “held” by such Investor for purposes of determining whether such Investor qualifies as a Series C Major Investor if such Investor is not a Defaulting Investor.

(hh) The term “Specified Holders” means Andera and LSP and “Specified Holder” means any of them.

2. REGISTRATION RIGHTS. The Company covenants and agrees as follows:

2.1 Request for Registration.

(a) Subject to the conditions of this Section 2.1, if the Company shall receive at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) six (6) months after the effective date of the Initial Offering, a written request from the Holders of a majority of the Registrable Securities then outstanding (for purposes of this Section 2.1, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $15,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1, and the Company shall include such information in the written notice referred to in Section 2.1(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to those Initiating Holders holding a majority of the Registrable Securities then held by all Initiating Holders). Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 2.2 below, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.3 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected or remain effective at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right shall be exercised by the Company not more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than an Excluded Registration).

(d) For purposes of Subsection 2.1(c)(ii), a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.1(b), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.2 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating to a demand pursuant to Section 2.1 of this Agreement or (ii) an Excluded Registration), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5 of this Agreement, the Company shall, subject to the provisions of Section 2.2(c) of this Agreement, use its commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 2.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other Persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded from the offering and (ii) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, members, retired partners and stockholders of such Holder, or the estates and Family Members of any such partners, members and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

2.3 Form S-3 Registration. In case the Company shall receive from the Holders of at least twenty percent (20%) of the Registrable Securities (for purposes of this Section 2.3, the “S-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use its commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000;

(iii) if the Company shall furnish to all Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board, including a majority of the Preferred Directors, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the S-3 Initiating Holders; provided that such right shall be exercised by the Company not more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than an Excluded Registration);

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 pursuant to this Section 2.3;

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(vi) if the Company, within thirty (30) days of receipt of the request of such S-3 Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within one hundred twenty (120) days of receipt of such request (other than an Excluded Registration), (other than a registration specified in clause (iii) of the definition of Excluded Registration), provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(vii) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date ninety (90) days following the effective date of a Company-initiated registration subject to Section 2.2 of this Agreement, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective.

(c) If the S-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.3(a). The provisions of Section 2.1(b) of this Agreement shall be applicable to such request (with the substitution of Section 2.3 for references to Section 2.1).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the S-3 Initiating Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration effected pursuant to Section 2.1 of this Agreement.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to an additional 90 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g) cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(j) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(k) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the 1934 Act.

Notwithstanding the provisions of this Section 2, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board, including a majority of the Preferred Directors:

(l) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations;

(i) materially and adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(ii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.4, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.5 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2 and 2.3 of this Agreement, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $100,000 per registration) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.3 of this Agreement if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration) unless, in the case of a registration requested under Section 2.1 of this Agreement, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 of this Agreement and; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.1 and 2.3 of this Agreement.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter or such financial advisor within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus contained therein, or any Free Writing Prospectus, any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission of a material fact required to be stated in such registration statement, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, financial advisor, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon a Violation that occurs in reliance upon, and in conformity with, written information furnished expressly for use in connection with such registration by any such Holder, underwriter, financial advisor, controlling Person or other aforementioned Person.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, financial advisor, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter, financial advisor or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 2.8(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 2.8(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.8(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the net proceeds from the offering received by such Holder (net of any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 and otherwise.

2.9 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration statement filed by the Company under the Act;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company under the Act), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is an Affiliate, subsidiary, parent, partner, limited partner, retired partner, member or stockholder of a Holder, (b) is a Holder’s Family Member or trust for the benefit of an individual Holder or any of such Holder’s Family Members, or (c) after such assignment or transfer, holds at least 500,000 shares of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization), provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.12 of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 2.1, Section 2.2 or Section 2.3 of this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 4.10.

2.12 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter of the Initial Offering, during the period commencing on the date of the final prospectus relating to the Initial Offering (the “Stand-Off Effective Date”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the Stand-Off Effective Date, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.12 (i) shall apply only to the Initial Offering, (ii) shall not apply to (A) the sale of any shares (x) to an underwriter pursuant to an underwriting agreement or (y) that are acquired by an Investor in the Initial Offering or following the Initial Offering or (B) the transfer of any shares to any trust for the direct or indirect benefit of a Holder or any Family Member of such Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided, further, that any such transfer shall not involve a disposition for value, and (iii) shall only be applicable to the Holders only if all officers and directors of the Company are subject to similar restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than 1% of the Company’s outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock). Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements, except that, notwithstanding the foregoing, the Company and the underwriters may, in their sole discretion, waive or terminate these restrictions with respect to up to 2,129,465 shares of the Common Stock.

(b) The underwriters in connection with the Initial Offering are intended third-party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Initial Offering that are consistent with this Section 2.12 or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

2.13 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge or transfer, except pursuant to the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Act. A transferring Holder will cause any proposed purchaser, pledgee or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions, and upon the conditions specified in, this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the Initial Offering, SEC Rule 144, in each case, to be bound by the terms of this Agreement.

(b) Each certificate, instrument or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.13(c)) be notated with legends substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

“THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN INVESTORS’ RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2.13. Before any proposed sale, pledge or transfer of any Restricted Securities, unless there is in effect a registration statement under the Act covering the proposed transaction or following the Initial Offering, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge or transfer, provided that no such notice shall be required in connection if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge or transfer of the Restricted Securities may be effected without registration under the Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Section 2.13. Each certificate, instrument or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.13(b), except that such certificate, instrument or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Act.

(d) If (A) the Registrable Securities may be sold by the Holder without restriction under SEC Rule 144(b)(1) (as evidenced by customary non-affiliate certifications), including without limitation, any volume and manner of sale restrictions, and without any requirement that “current public information” (within the meaning of SEC Rule 144 under the Act) be available at the time of sale of such securities, including as a result of SEC Rule 144(i) under the Act, (B) the Holder has sold or transferred Registrable Securities in compliance with SEC Rule 144 (in which case the Holder shall submit a letter agreement reasonably satisfactory to the Company and its transfer agent with respect to ongoing compliance with SEC Rule 144 under the Act) or (C) the Registrable Securities are registered for resale under the Act pursuant to an effective registration statement and the Holder has sold or transferred such Registrable Securities pursuant to such then-effective registration statement (in which case the Holder shall submit a letter agreement reasonably satisfactory to the Company and its transfer agent with respect to such sale pursuant to such then-effective registration statement), then the Company shall, if requested by the Holder, use its commercially reasonable efforts to (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on such Registrable Securities (including by using commercially reasonable efforts to cause its legal counsel to deliver an opinion, if necessary, to the Company’s transfer agent in connection with the removal of such legends, if required by such transfer agent), and (ii) reasonably promptly after such request issue such Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery (if then eligible for such delivery through the facilities of The Depository Trust Company).

2.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2: (a) after five (5) years following the consummation of the Initial Offering, (b) as to any Holder, such earlier time after the Initial Offering (whichever occurs first) at which such Holder (i) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144 or (c) after the consummation of a Liquidation Event, as that term is defined in the Restated Certificate.

3. COVENANTS OF THE COMPANY.

3.1 Delivery of Financial Statements.

(a) The Company shall deliver to each Investor (or transferee of an Investor) that, together with its Affiliates, holds at least 3,000,000 shares of Registrable Securities ((x) as appropriately adjusted for any stock split, dividend, combination or other recapitalization and (y) inclusive of any Second Tranche Shares such Investor is committed to purchase pursuant to the Series C Agreement provided that such Investor is not a Defaulting Investor) (a “Major Investor”), provided that the Board has not reasonably determined that such Major Investor is a competitor of the Company (provided that none of RA Capital, Sectoral, RTW, Pivotal bioVenture Partners Fund I, L.P. (“Pivotal”), SymBiosis II, LLC (“SymBiosis”), Longwood Special Situations Fund, L.P. (“Longwood”) or any Specified Holder and their respective Affiliates shall be considered a competitor of the Company):

(i) as soon as practicable, but in any event within one hundred fifty (150) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), provided, however, that all such financial statements shall be audited and certified by independent public accountants of regionally recognized standing selected by the Company;

(ii) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP);

(iii) as soon as practicable following the request of a Major Investor, but no more than four (4) times per year, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company;

(iv) as soon as practicable, but in any event within thirty (30) days following the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors (including a majority of the of the Preferred Directors) and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(v) as soon as practicable, but in any event within forty-five (45) days following the end of each fiscal quarter, an update on the Company’s business development activity;

(vi) as soon as practicable, but in any event within forty-five (45) days following the end of each fiscal quarter, a scientific progress report discussing the significant results and development status of each project to which the Company is directing material research; and

(vii) such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection (vii) or any other subsection of Section 3.1 to provide information that (A) it deems in good faith to be a trade secret or similar confidential information or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; and

(b) If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(c) Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(d) Notwithstanding anything to the contrary in this Agreement or any other agreement to which the Company is a party, the Company acknowledges and agrees that:

(i) any and all information or documentation that the Specified Investors will receive in connection with their ownership of equity in the Company may at any time, and without any need for prior approval or to inform or otherwise notify the Company, be disclosed or provided in whole or in part to:

A. the Specified Holders’ investors, shareholders and limited partners (each, a “Specified Holder Investor”) and each of their Affiliates;

B. any prospective acquirer of any Specified Holder or any Specified Holder Investor’s interest in a Specified Holder;

C. any investment advisor or depositary of any Specified Holder or Specified Holder Investor;

D. any governmental or other institution or authority to which any Specified Holder or Specified Holder Investor is required to disclose confidential information for audit, monitoring, reporting, tax, legal, regulatory, supervisory or other purposes;

E. the professional advisors of the parties mentioned under (A), (B), (D) and (D) above;

provided that in all such cases other than (D) above, such parties and persons shall have agreed to keep such information confidential before such disclosure is made to them; it being further specified that no later than March 15 of each year, the Company will provide the Specified Holders with the following information regarding the Company, which information may be shared with the Specified Holder Investors: (i) turnover, (ii) EBIT and (iii) number of employees.

All financial statements and other information to be delivered to the Major Investors pursuant to this Section 3.1 shall be furnished in a manner reasonably acceptable to such Major Investor (including to any particular email address or site specified by a Major Investor).

3.2 Inspection Rights. The Company shall permit each Major Investor, provided that the Board has not reasonably determined that such Major Investor is a competitor of the Company (provided that none of RA Capital, Sectoral, RTW, Pivotal, SymBiosis, Longwood or the Specified Holders and any of their Affiliates shall be considered a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that (a) it deems in good faith to be a trade secret or similar confidential information or (b) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Company acknowledges and agrees that the Relevant Parties (as defined below) and other entities listed below (together the “Auditing Parties”) shall be allowed, during normal business hours and subject to a reasonable notice period, to: (i) visit the sites, facilities, installations and works comprising the Company; (ii) interview representatives of the Company; (iii) monitor the structure of the investment within and the management of the Company; (iv) conduct such on-the-spot audits and checks as they may wish and review the Company’s books and records in relation to the execution of any Specified Holder’s investment within the Company, it being specified that such entities shall be authorized to take copies of related documents to the extent permitted by the law. Upon the occurrence of a visit as referred to in the preceding sentence, the Company will provide the concerned Relevant Party with such documents that it may reasonably require and that are in the Company’s possession that fall within the aforementioned scope. If such documents are not in the Company’s possession, the Company will make reasonable efforts to obtain them provided that it does not incur any costs in relation therewith. The Company further acknowledges that the EIF and the EIB may be obligated to communicate information relating to a Specified Holder’s investment within the Company, and generally to the Company, to any Relevant Party in accordance with the relevant mandatory provisions of the laws of the European Union. For the purposes of this Section 3.2, “Relevant Parties” shall mean the European Court of Auditors, the European Commission, the European Anti-Fraud Office and any other competent EU institution or body, as well as any persons designated by any of the foregoing; and “Auditing Parties” shall mean the EIF, the German Ministry for Economic Affairs and Energy, the ERP Special Fund (ERP-Sondervermögen) and KFW Capital (each either in person or by way of a duly authorized third party), the German Federal Court of Auditors, the EIB and, when so required by the relevant mandatory provisions of EU law, the Relevant Parties.

3.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 3.1 and 3.2 shall terminate and be of no further force or effect upon the earlier to occur of (a) the consummation of the sale of securities pursuant to a registration statement under the Act in connection with the firm commitment underwritten offering of its securities to the general public, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act and (c) the consummation of a Liquidation Event, whichever event shall first occur.

3.4 Right of First Offer. Subject to the terms and conditions specified in this Section 3.4 and applicable securities laws, the Company hereby grants to each Major Investor a right of first offer with respect to future offering, issuances or sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 3.4, the term “Major Investor” includes any Affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate; provided that each such party and Affiliate (x) is not a competitor, unless such person’s purchase of Shares is otherwise consented to by the Board (including a majority of the Preferred Directors), and (y) agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement (as such terms are defined in the Series C Agreement), as an investor under each such agreement (provided that any competitor shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof) (provided that none of RA Capital, Sectoral, RTW, Pivotal, SymBiosis, or any Specified Holder and their respective Affiliates shall be considered a competitor of the Company).

Each time the Company proposes to offer, issue or sell any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (excluding any such shares or securities for which the rights under this Section 3.4 have previously been waived) (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 4.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Major Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Registrable Securities issued and held by such Major Investor (assuming full conversion, exercise and/or exchange of all convertible, exercisable and/or exchangeable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion, exercise and/or exchange of all convertible, exercisable and/or exchangeable securities then outstanding). At the expiration of such twenty (20) calendar day period, the Company shall promptly, in writing, notify each Major Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) calendar day period commencing after the Company has given such notice to the Fully-Exercising Investors, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors, that is equal to the proportion that the number of shares of Registrable Securities issued and held by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

(c) If all Shares that Major Investors are entitled to obtain pursuant to Section 3.4(b) of this Agreement are not elected to be obtained as provided in Section 3.4(b) of this Agreement, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 3.4(b) of this Agreement, offer the remaining unsubscribed portion of such Shares to any Person or Persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 3.4 shall not be applicable to (i) offers of securities exempted from the definition of “Additional Stock” pursuant to subsection 4(d)(ii) of Article IV.B of the Restated Certificate (including any securities from which such exemptions from Additional Stock were derived) or (ii) the issuance of shares of Series C Preferred Stock at any Closing (as defined in the Series C Agreement) pursuant to the Series C Agreement. In addition to the foregoing, the right of first offer in this Section 3.4 shall not be applicable with respect to any Major Investor in any subsequent offering of Shares if (A) at the time of such offering, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (B) such offering of Shares is otherwise being offered only to accredited investors.

(e) The rights provided in this Section 3.4 may not be assigned or transferred by any Major Investor; provided, however, that a Major Investor may assign or transfer such rights to its Affiliates.

(f) The covenants set forth in this Section 3.4 shall terminate and be of no further force or effect upon the consummation of (i) the Qualified Public Offering (as defined in the Restated Certificate or (ii) a Liquidation Event.

3.5 Directors’ and Officers’ Insurance. The Company has as of the date hereof or shall within ninety (90) days of the date hereof obtain from financially sound and reputable insurers, directors and officers liability insurance in an amount and on terms and conditions satisfactory to the Board (including a majority of the Preferred Directors), and will use its commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board (including a majority of the Preferred Directors) determines that such insurance should be discontinued.

3.6 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form approved by the Board or a consulting agreement containing substantially similar proprietary rights assignment and confidentiality provisions.

3.7 Employee Agreements. Unless approved by the Board, all future employees of the Company who shall purchase, or receive options to purchase, shares of Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for (a) vesting of shares over a four (4) year period with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months thereafter and (b) a one hundred and eighty (180)-day lockup period in connection with the Initial Offering, plus an additional period as specified in Section 2.12. The Company shall retain a right of first refusal on transfers until the Initial Offering and the right to repurchase unvested shares at cost.

3.8 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

3.9 Confidentiality. Each Investor agrees, severally and not jointly, that such Investor (a) will keep confidential, (b) will not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) and (c) will protect to the same degree as it protects its own confidential information any confidential information obtained from the Company pursuant to the terms of this Agreement (including, without limitation, notice of the Company’s intention to file a registration statement), unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.9 by such Investor), (ii) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (iii) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (A) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided that such Persons are under a contractual or legal obligation to preserve the confidentiality of such information; (B) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.9; (C) to any Affiliate, partner, member, stockholder or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (D) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure (each Person contemplated by clause (A), (B) and (C), a “Permitted Disclosee”). Investor shall be fully responsible for any use or disclosure of the confidential information by its Permitted Disclosees as if such Permitted Disclosees were Investor. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Company acknowledges that the investments completed by one or both of the Specified Holders in the Company derive partly from the European Investment Fund (“EIF”) through the European Recovery Program (“ERP”) – EIF Facility, the European Investment Bank (“EIB”) Risk Capital Resources mandate – EIF Facility and from KFW through the ERP Venture Capital Fondsfinanzierung Facility, and that part of the funds invested by LSP originate from the EIF through (i) the Pan-European Guarantee Fund (“EGF”) implemented by the EIF with the financial support of the participating Member States (as published on the EIF website), (ii) Risk Capital Resources (“RCR”), (iii) the ERP—EIF Facility, (iv) the LfA—EIF Facility, (v) INVEST-NL Capital N.V. (“INL” or “NPI”), and (vi) the GFF - EIF Facility consisting of moneys committed by the German Future Fund, represented by the German Federal Ministry for Economic Affairs and Energy and the German Federal Ministry of Finance, the ERP Special Fund (“ERP-Sondervermogen”) represented by the German Federal Ministry for Economic Affairs and Energy and other resources of the EIF. The Company further acknowledges and agrees that (i) the EIF and EIB may publish on their website or produce press releases containing information related to the financing provided pursuant to each of the Specified Holders’ investments in the Company, including the name and address of the EIF, the EIB, each Specified Holder and the Company, the purpose of the financing and the type and amount of financing received from each Specified Holder, and (ii) the Specified Holders may publish a press release in connection with their respective investment in the Company, which will include an appropriate acknowledgement of the financial support provided by the EIF and the EIB with the backing of the European Union.

3.10 Real Property Holding Covenant. The Company shall provide prompt notice to Pivotal or any Specified Holder (the “RPH Investor”) following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by the RPH Investor, the Company shall provide the RPH Investor with a written statement informing the RPH Investor whether the RPH Investor’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s written statement to the RPH Investor shall be delivered to the RPH Investor within ten (10) days of the RPH Investor’s written request therefor. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no Preferred Stock then outstanding.

3.11 Qualified Small Business Stock. Within twenty (20) business days after any Investor’s written request therefor (but no more frequently than once per year), the Company shall, at its option, deliver to such Investor either (i) a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

3.12 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

3.13 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, including a majority of the Preferred Directors, the Board shall meet at least quarterly in accordance with an agreed-upon schedule. In addition to the regularly scheduled quarterly meetings described in the foregoing sentence, the Board shall at any reasonable time or date as is jointly requested by at least two members of the Board. The Company shall reimburse the non-employee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. Each non-employee director shall be entitled in such person’s discretion to be a member of any committee of the Board of Directors.

3.14 Matters Requiring Preferred Director Approval. During such time or times as the holders of Preferred Stock are entitled to elect one or more Preferred Director and such seat is filled, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the approval of a majority of the Preferred Directors (the “Required Directors”):

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors, including the Required Directors (if approved after the date of this Agreement);

(c) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) make any investment inconsistent with any investment policy approved by the Board of Directors, including the Required Directors;

(e) incur any aggregate indebtedness that is not already included in the Budget (as defined in Section 3.1(a)(iv)), other than equipment leases, trade credit or other trade payables incurred in the ordinary course of business;

(f) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers, unless unanimously approved by the Compensation Committee of the Board of Directors; provided at least one Preferred Director is then serving as a member of the Compensation Committee;

(g) change the principal business of the Company, enter new lines of business, or exit the current line of business;

(h) sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(i) enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $1,000,000.

3.15 Right to Conduct Activities. The Company hereby agrees and acknowledges that each of RA Capital, Sectoral, RTW, Pivotal, SymBiosis, Longwood, MW XO Health Innovations Fund II, LP (“MW”), NEXTBio Master Fund LP (“NextBio”), BEIERSDORF AG (“Beiersdorf”) and the Specified Holders (together with each of their affiliates) is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, RA Capital, Sectoral, RTW, Pivotal, SymBiosis, Longwood, MW, NextBio, Beiersdorf and the Specified Holders shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by RTW, Pivotal, SymBiosis, Longwood, MW, NextBio, Beiersdorf or any Specified Holder in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of RA Capital, Sectoral, RTW, Pivotal, SymBiosis, Longwood, MW, NextBio, Beiersdorf and the Specified Holders to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

3.16 Anti-Corruption.

(a) The Company shall take all necessary steps to ensure that the Company and its Subsidiaries comply with their social obligations and the following obligations: (i) Not to pay, promise to pay or accept bribes or kickbacks, nor to authorize any person to do so on behalf of the Company or its subsidiaries; (ii) promptly report to the appropriate body any evidence that the Company or any of its subsidiaries or any person acting on their behalf has paid, promised to pay or accepted bribes or kickbacks or otherwise violated applicable anti-bribery laws (and ensure that such incidents are fully investigated to the satisfaction of the Board of Directors).

(b) In case of applicability of the provisions of Article 17 of the French Law no. 2016-1691 on transparency, the fight against corruption and the modernization of economic life (known as the “Sapin II Law”), the Company declares that it is in compliance with its obligations, or undertakes to promptly bring the Company into compliance with, in particular, but not exclusively, the pillars set out in the Sapin II Law. In furtherance of the foregoing, the Company shall promptly:

(i) Carry out a risk mapping to ensure that the corruption risks to which the Company or the Group is exposed are regularly assessed and evaluated by a competent body;

(ii) Formalize a code of conduct that includes the measures, principles and preventive procedures to be implemented in the area of anti-corruption;

(iii) Set up a whistleblowing system;

(iv) Carry out due diligence on its service providers, intermediaries and suppliers in the fight against corruption;

(v) Provide for a disciplinary system for any non-compliant behavior;

(vi) Maintain operational accounting control procedures;

(vii) Maintain an internal audit system; and

(viii) Provide regular training on anti-corruption.

3.17 Anti-Money Laundering Compliance. The Company shall make available to the Specified Holders any information that may be legally required in the future in the context of the fight against money laundering pursuant to applicable Law affecting the Company or the Specified Holders. The Company hereby acknowledges and agrees that the Specified Holders are in particular required to report to the competent authorities transactions involving sums which the Specified Holders know, suspect or have good reason to suspect are the proceeds of an offence punishable by a prison sentence of more than one year or are involved in the financing of terrorism, as well as any transaction for which the identity of the originator or the beneficial owner or any other instrument for the management of an earmarked asset remains doubtful despite the diligence they are required to carry out, and must also refrain from carrying out, under the conditions provided for by law, any operation which they suspect is related to money laundering or terrorism financing. The Company further acknowledges and agrees that the Specified Holders, as well as their management company and/or their management delegates, are subject to the obligations of the laws of France and the Netherlands (as applicable) relating to the fight against money laundering and terrorism financing (“AML Laws”). Consequently, the Company acknowledges and agrees that, provided that they act in good faith, the Specified Holders, their management company and/or their management delegates shall have the right, if required by applicable AML Laws, to refuse to perform any of their obligations under this Agreement, to the extent that it is not possible for them to do otherwise in order to comply with mandatory laws.

3.18 Cash Management and Banking Policy. The Company shall maintain and implement a cash management and banking policy, which such policy shall be subject to the approval of the Board of Directors, including a majority of the Preferred Directors.

3.19 Side Letters. The Company will make available to Investors all side letters or similar agreements entered in with any purchasers or holders of Registrable Securities.

3.20 Equity Incentive Plan. As the Company and the Investors intend that the Second Tranche Reserve (as defined below) be used at least in part to incentivize retention of key employees following the Second Tranche Closing, until the earlier of the Second Tranche Closing or the Expiration Date, the Company shall not issue equity awards pursuant to the Company’s Equity Incentive Plan (the “Plan”) that would result in the vesting of any shares subject to the Second Tranche Reserve in excess of the number of shares that is equal to (a) the Second Tranche Reserve multiplied by (b) the dividend of (x) the number of Second Tranche Shares issued as of such vesting date, and (y) the aggregate number of Second Tranche Shares authorized for issuance pursuant to the Series C Agreement. For purposes of this Section 3.20, “Second Tranche Reserve” means 3,022,780 shares of Common Stock that are available for issuance pursuant to the Plan (appropriately adjusted for any stock split, dividend, combination or other recapitalization).

3.21 Termination of Certain Covenants. The covenants set forth in Sections 3.5, 3.6, 3.7, 3.11, 3.13, 3.14, 3.16, and 3.17 shall terminate and be of no further force or effect upon the consummation of (a) the Qualified Public Offering (as defined in the Restated Certificate) or (b) a Liquidation Event.

4. MISCELLANEOUS.

4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including, without limitation, permitted transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

4.3 Counterparts. This Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices and other communications shall be sent to the parties at the addresses set forth on their signature pages hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 4.5).

4.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.7 Entire Agreement; Amendments. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. The Prior Agreement is hereby amended and restated in its entirety and shall be of no further force or effect. Any term of this Agreement (other than Section 3.1, Section 3.2, Section 3.3 and Section 3.4) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and (i) prior to the conversion of all outstanding shares of Preferred Stock into Common Stock, the Requisite Holders or (ii) following the conversion of all outstanding shares of Preferred Stock into Common Stock, the holders of a majority of the Registrable Securities then outstanding. The provisions of Section 3.1, Section 3.2, Section 3.3 and Section 3.4 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Major Investors holding a majority of the Registrable Securities then held by all of the Major Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and the Company. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, if such amendment, modification, termination or waiver would adversely affect the rights of such Investor in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of the other Investors under this Agreement (it being agreed that a waiver of the provisions of Section 3.4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction).

4.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including, without limitation, affiliated venture capital funds or venture capital funds under common investment management) or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.10 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

4.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the foregoing courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

4.12 Waiver of Jury Trial: TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

EVOMMUME, INC.

By:	/s/ Luis Peña
Luis Peña, Chief Executive Officer

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

RA CAPITAL HEALTHCARE FUND, L.P.

By:	RA Capital Healthcare Fund GP, LLC
its General Partner

By:	/s/ Rajeev Shah
Printed Name: Rajeev Shah
Title:	Manager

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

RA CAPITAL NEXUS FUND III, L.P.

By:	RA Capital Nexus Fund III GP, LLC its
General Partner

By:	/s/ Rajeev Shah
Printed Name: Rajeev Shah
Title:	Manager

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

NEW EMERGING MEDICAL OPPORTUNITIES FUND V SCSP

By:	Sectoral Asset Management Inc., its
Investment Manager

By:	/s/ Michael Sjöström
Michael Sjöström, Co-Founder &
Partner

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

AMPLITUDE VENTURES FUND II L.P., REPRESENTED BY ITS GENERAL PARTNER

By:	Amplitude Venture GP II Inc., its

By:	/s/ Dion Madsen
Dion Madsen, Partner

By:	/s/ Matthew Rosenberger
Matthew Rosenberger, Partner

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

NFLS Delta III Limited

By:	/s/ Xintong Sun
Xintong Sun, Director

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

/s/ Luis Peña
Luis Peña

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

BIODISCOVERY 6 FPCI

By:	/s/ Sofia Ioannidou
Sofia Ioannidou, Partner

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

PIVOTAL BIOVENTURE PARTNERS FUND II, L.P.

By:	Pivotal bioVenture Partners Fund II
G.P., Ltd., its General Partner

By:	/s/ Robert Hopfner
Robert Hopfner, RPh, PhD, MBA,
Managing Partner

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

/s/ Eugene Bauer
Eugene Bauer, M.D.

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

RTW BIOTECH OPPORTUNITIES OPERATING LTD.

By:	RTW Investments, LP, its Investment Manager

By:	/s/ Roderick Wong
Roderick Wong, Managing Partner

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

PIVOTAL BIOVENTURE PARTNERS FUND I, L.P.

By:	Pivotal bioVenture Partners Fund I G.P., Ltd., its General Partner

By:	Pivotal bioVenture Partners Fund I
U.G.P. Ltd., its General Partner

By:	/s/ Robert Hopfner
Robert Hopfner, RPh, PhD, MBA,
Managing Partner

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

SYMBIOSIS II, LLC

By:	/s/ Chidozie Ugwumba
Chidozie Ugwumba, Managing Partner

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

VERITION MULTI STRATEGY MASTER FUND LTD.

By:	/s/ William Anderson
Printed Name: William Anderson
Title:	Authorized Signatory

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

LSP 7 COÖPERATIEF UA

By:	LSP 7 Management BV, its Managing Director

By:	/s/ Martijn Kleijwegt
Martijn Kleijwegt, Director

By:	/s/ René Kuijten
René Kuijten, Director

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

B Capital Global Growth III, L.P.

By:	/s/ Robert Mittendorff
Robert Mittendorff, General Partner & Head of Healthcare

By:	/s/ Raj Ganguly
Raj Ganguly, Co-Founder & Co-CEO

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

B Capital Healthcare I, L.P.

By:	/s/ Robert Mittendorff
Robert Mittendorff, General Partner & Head of Healthcare

By:	/s/ Raj Ganguly
Raj Ganguly, Co-Founder & Co-CEO

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

ADAR1 Partners, LP

By:	/s/ Daniel Schneeberger
Daniel Schneeberger, Manager of General Partner

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

NEXTBio Master Fund LP

By:	/s/ Hongbo Lu
Hongbo Lu, Managing Member of the GP

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Spearhead Insurance Solutions IDF, LLC - Series ADAR1

By:	/s/ Ken Foley
Ken Foley, Managing Member

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

FemHealth Ventures Fund I LP

By:	FemHealth Ventures GP I LLC, its
General Partner

By:	/s/ Maneesha Ghiya
Maneesha Ghiya, Managing Partner

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

MW XO HEALTH INNOVATIONS FUND II, LP

By:	Marshall Wace North America, LP,. its Investment Manager

By:	Marshall Wace LLC, its General Partner of the Investment Manager

By:	/s/ Courtney Lewis
Printed Name: Courtney Lewis
Title:	Authorized Signatory

By:	/s/ Todd Builione
Printed Name: Todd Builione
Title:	Authorized Signatory

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

LONGWOOD SPECIAL SITUATIONS FUND, L.P.

By:	Longwood Special Situations Fund GP, LLC, its General Partner

By:	/s/ Rob Hadfield
Rob Hadfield, General Counsel

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Avego Bioscience Capital, L.P.

By:	Avego Bioscience Capital GP, LLC, its General Partner

By:	/s/ Vishal Kapoor
Vishal Kapoor, Partner

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

RTW MASTER FUND, LTD.

By:	/s/ Darshan Patel
Darshan Patel, Director

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

RTW INNOVATION MASTER FUND, LTD.

By:	/s/ Darshan Patel
Darshan Patel, Director

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Allostery Master Fund LP

By:	/s/ Christopher Staral
Printed Name: Christopher Staral
Title:	Founder and Portfolio Manager

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

BEIERSDORF AKTIENGESELLSCHAFT

By:	/s/ Christopher Sheldon
Christopher Sheldon, Head of M&A,
Venture Cap. & Investor Relations

By:	/s/ Melanie Schrewe
Melanie Schrewe, Corporate Law
EB/SB-Affairs

SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR EVOMMUNE, INC.

Schedule A

Schedule of Investors

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